Exhibit 99.1
For further information contact:
Martin O. Moad
Vice President and Treasurer
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Net Income of $0.34 Per Share
for the Second Quarter of 2007, compared with a Net Loss
of $0.02 for Second Quarter of 2006

Fort Worth, Texas, July 30, 2007 - RadioShack Corporation (NYSE: RSH) today announced net income of $47 million (or $0.34 per diluted share) for the second quarter of 2007. In the second quarter of 2006 the company reported a net loss of $3 million or $0.02 per diluted share. Compared with the prior year period, the company reported an improved gross margin rate, a reduced SG&A expense rate and a significant increase in cash balances. In addition to the improved gross margin rate and reduced SG&A expense, the results for the second quarter were also favorably impacted by a $10 million reversal of an income tax contingency reserve.

Cash balances increased to $630 million at the end of the second quarter of 2007, an increase of $460 million versus second quarter of 2006. The increase was mainly driven by the growth in net income, as well as improvements in working capital management.

Second quarter 2007 comparable store sales declined by 8.9%, while total sales declined 15%. The post-paid wireless business continued to negatively impact both the comparable store and total sales results. In addition, total sales were impacted by the closure of 481 stores during 2006.

Gross margin rate for the second quarter increased 330 basis points over last year, from 47.2% to 50.5%. The increased gross margin rate was a result of improved inventory management and a more profitable product mix.

“We are increasing our focus on opportunities to offer our customers solutions to their needs, whether those needs can be met with a simple ‘one product’ solution, or whether a more complex solution requiring our expertise in connectivity is needed,” said Julian C. Day, Chairman and Chief Executive Officer. “Our improved gross margin rate this quarter reflects some success in increasing the role of the ‘value-added’ products in our mix, as well as our commitment to continue to ‘freshen’ the merchandise we offer our customers.”

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SG&A expenses declined by $106 million or 22% for the second quarter of 2007. This decrease reflects a continuing effort to improve our return on expense dollars, most notably on payroll, professional fees and advertising.

The company generated $132 million of free cash flow1 for the six months ended June 30, 2007, compared with a use of cash of $138 million for the same period last year. This increase reflects improvements in working capital management, more prudent allocation of capital expenditures, and increased levels of net income.

“Against the background of a smaller, but more profitable, sales base our financial performance this quarter marked a continuation in trend. Our continued disciplined management of expenses and working capital allowed us to drive improved profit and produce increased levels of cash on the balance sheet,” said Jim Gooch, Chief Financial Officer. “We continue to look for opportunities to improve our company’s performance as we head into the second half of the year.”

RadioShack Corporation filed today with the SEC its Form 10-Q for the quarter ended June 30, 2007.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance. Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers. The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States, over 100 RadioShack locations in Mexico and nearly 800 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries. Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work. For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

1  Free cash flow, a non-GAAP financial measure, is defined as cash flows from operating activities minus additions to property, plant, and equipment minus dividends paid. See reconciliation of net cash from operating activities to free cash flow on page 6.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales and operating revenues	$934.8	$1,099.9	$1,927.1	$2,259.9
Cost of products sold	462.3	580.4	938.2	1,179.8
Gross profit	472.5	519.5	988.9	1,080.1

Operating expenses:
Selling, general and administrative	378.0	483.6	790.0	979.3
Depreciation and amortization	29.1	33.6	58.3	65.6
Impairment of long-lived assets	0.5	0.3	1.1	9.2
Total operating expenses	407.6	517.5	849.4	1,054.1

Operating income	64.9	2.0	139.5	26.0

Interest income	6.0	0.6	12.5	1.4
Interest expense	(10.7)	(11.5)	(21.3)	(22.1)
Other loss	(0.1)	(1.2)	(1.1)	(1.8)

Income (loss) before income taxes	60.1	(10.1)	129.6	3.5
Income tax provision (benefit)	13.1	(6.9)	40.1	(1.7)

Net income (loss)	$47.0	$(3.2)	$89.5	$5.2

Net income (loss) per share:
Basic	$0.34	$(0.02)	$0.66	$0.04
Diluted	$0.34	$(0.02)	$0.65	$0.04

Shares used in computing net income (loss) per share:
Basic	136.7	136.2	136.4	136.0
Diluted	139.0	136.2	138.0	136.0

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions, except per share amounts)
	June 30,	December 31,	June 30,
	2007	2006	2006
Assets
Current assets:
Cash and cash equivalents	$630.4	$472.0	$170.3
Accounts and notes receivable, net	169.5	247.9	239.9
Inventories	612.3	752.1	794.8
Other current assets	124.6	127.6	119.5

Total current assets	1,536.8	1,599.6	1,324.5

Property, plant and equipment, net	348.8	386.3	439.2
Other assets, net	101.3	84.1	100.7
Total assets	$1,986.9	$2,070.0	$1,864.4

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long-term debt	$192.7	$194.9	$105.8
Accounts payable	173.6	254.5	159.3
Accrued expenses and other current liabilities	326.1	442.2	347.4
Income taxes payable	6.4	92.6	25.0

Total current liabilities	698.8	984.2	637.5

Long-term debt, excluding current maturities	340.1	345.8	490.2
Other non-current liabilities	136.8	86.2	122.3

Total liabilities	1,175.7	1,416.2	1,250.0

Stockholders’ equity	811.2	653.8	614.4
Total liabilities and stockholders’ equity	$1,986.9	$2,070.0	$1,864.4

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income	$89.5	$5.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	58.3	65.6
Provision for credit losses and bad debts	0.2	0.1
Impairment of long-lived assets	1.1	9.2
Reversal of unrecognized tax benefits	(10.0)	--
Other items	4.7	6.4
Changes in operating assets and liabilities:
Accounts and notes receivable, net	79.3	70.0
Inventories	139.8	170.1
Other current assets	(5.5)	1.2
Accounts payable, accrued expenses, income taxes payable and other	(203.2)	(418.4)
Net cash provided by (used in) operating activities	154.2	(90.6)

Cash flows from investing activities:
Additions to property, plant and equipment	(21.9)	(47.4)
Proceeds from sale of property, plant and equipment	1.3	9.4
Other investing activities	1.8	(0.2)
Net cash used in investing activities	(18.8)	(38.2)

Cash flows from financing activities:
Purchases of treasury stock	(46.5)	--
Sale of treasury stock to employee benefit plans	--	10.4
Proceeds from exercise of stock options	77.1	0.2
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(7.6)	18.9
Short-term borrowings greater than three months maturity	--	48.6
Reductions of long-term borrowings	--	(3.0)
Net cash provided by financing activities	23.0	75.1

Net increase (decrease) in cash and cash equivalents	158.4	(53.7)
Cash and cash equivalents, beginning of period	472.0	224.0
Cash and cash equivalents, end of period	$630.4	$170.3

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
(in millions)

FREE CASH FLOW
	Six Months Ended		Increase/
	June 30,		(Decrease)
	2007	2006	2007 vs 2006
Net cash provided by (used in) operating activities	$154.2	$(90.6)	$244.8
Less:
Additions to property, plant and equipment	21.9	47.4	(25.5)
Free cash flow	$132.3	$(138.0)	$270.3

Management believes free cash flow, a non-GAAP financial measure, to be a relevant indicator of RadioShack's ability to repay maturing debt, change dividend payments or fund other uses of capital. Free cash flow should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP as it excludes a number of important items. Management also compensates for limitations in free cash flow by using GAAP financial measures in managing RadioShack.

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